LETTER AGREEMENT

August 1, 2008

Pope Investments II, LLC
Bill Wells
5100 Poplar Avenue
Suite 805
Memphis, Tennessee 38137

Re: Sino Charter, Inc. – Stock Purchase Agreement Expenses

Dear Bill:

This letter agreement ("Agreement") sets forth the understanding between you and MMH Group, LLC in connection with the above referenced matter.

Previously, **Pope Investments II, LLC** purchased **5,600,000** shares of common stock under the Stock Purchase Agreement dated July 31, 2008, by and between Matthew Hayden, MMH Group, LLC (hereinafter referred to as the "Buyers") on the one hand, and Bradley W. Miller (hereinafter referred to as the "Seller") on the other hand (the "Stock Purchase Agreement"). The shares have been delivered.

Pope Investments II, LLC further agrees to pay MMH Group, LLC a total of $78,400 to offset costs incurred to date and for future costs associated with transaction, including finders fees, the legal, auditor, escrow and due diligence expenses incurred in the arrangement of the foregoing transaction.

If the foregoing is acceptable to you, please sign and return a copy of this Agreement to my attention.

Best regards,

MMH GROUP, LLC

____
Matthew Hayden

Agreed and accepted:

POPE INVESTMENTS II, LLC
By: Pope Asset Management

[signature]
____

Name: Bill Wells

Title: President, Pope Asset Management
Manager of Pope Investments II LLC